Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and the related Information Statement/Prospectus of Apartment Investment and Management Company related to the agreement and plan of conversion and merger between a wholly-owned subsidiary of AIMCO Properties, L.P. and National Property Investors 4 and to the incorporation by reference therein of our report dated February 24, 2011 (except for Note 13, as to which the date is July 28, 2011), with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Current Report on Form 8-K dated July 28, 2011, and our report dated February 24, 2011 with respect to the effectiveness of internal control over financial reporting of Apartment Investment and Management Company, included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Denver, Colorado
July 28, 2011